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                                                                     Exhibit 12

                      Williams Holdings of Delaware, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in millions)


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                                                                Nine months ended
                                                                September 30, 1996
                                                                ------------------
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Earnings:
   Income from continuing operations before income taxes              $ 220.1
   Add:
      Interest expense - net                                             21.2
      Rental expense representative of interest factor                   10.6
      Other                                                                .7
                                                                      -------

         Total earnings as adjusted plus fixed charges                $ 252.6
                                                                      =======

Fixed charges:
   Interest expense - net                                             $  21.2
   Capitalized interest                                                   2.1
   Rental expense representative of interest factor                      10.6
                                                                      -------

         Total fixed charges                                          $  33.9
                                                                      =======

Ratio of earnings to fixed charges                                       7.45
                                                                      =======
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